                                                FILED PURSUANT TO RULE 424(b)(1)
                                                          FILE NUMBER 333-102197


                                   PROSPECTUS

                           PAR TECHNOLOGY CORPORATION

                                 508,019 SHARES

                                  COMMON STOCK

         The selling stockholders identified in this prospectus are offering for sale up to 508,019 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

         The selling stockholders acquired the offered shares directly from PAR Technology Corporation and J. Whitney Haney, a stockholder of the Company, in a private placement that closed on December 3, 2002. The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is traded on the New York Stock Exchange under the symbol "PTC." On January 14, 2004, the closing sale price of our common stock on the New York Stock Exchange was $8.27 per share.

                            ------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is January 23, 2004.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

                                                                     PAGE
PAR Technology Corporation.....................................        1
Risk Factors...................................................        2
Special Note Regarding Forward Looking Statements..............        4
Use of Proceeds................................................        4
Selling Stockholders...........................................        5
Plan of Distribution...........................................        7
Legal Matters..................................................        9
Experts........................................................        9
Incorporation of Certain Information by Reference..............        9
Available Information..........................................       10

                           PAR TECHNOLOGY CORPORATION

         PAR Technology Corporation ("PAR" or the "Company") is a provider of hardware platforms, software applications and professional services to businesses in the retail, hospitality and quick-service-restaurant industries. As the world's largest supplier of Point-of-Sale cash register and sales data collection systems in the quick-service-restaurant market, with over 30,000 systems installed in 95 countries, the beneficial attributes of our hardware platforms are well recognized. Our software applications assist in the operation of hospitality and quick-service-restaurant businesses by managing data from end-to-end and improving profitability through more efficient operations. Our professional services mission is to assist businesses in achieving the full potential of their Point-of-Sale cash register and data collection systems. To that end, we provide services ranging from implementation of and training for such systems to project management of the implementation of a business' technology investment.

         PAR is a provider of professional services and enterprise business intelligence applications, with long-term relationships with the restaurant industry's two largest corporations - McDonald's and Yum! Brands. McDonald's has over 30,000 restaurants in 121 countries and PAR has been a selected provider of Point-of-Sale systems and lifecycle support services to McDonald's since 1980. Yum! Brands has been a PAR customer since 1983, and PAR has an install base within Yum's three major concepts: KFC, Pizza Hut and Taco Bell. Yum has nearly 31,000 units globally and PAR is the sole approved Point-of-Sale supplier to Taco Bell. PAR is also the Point-of-Sale vendor of choice to Boston Market, Chic-fil-A, CKE Restaurants (Hardees, Carl Jr.'s, etc.), Carnival Cruise Lines, Loews Cineplex and large franchisees of each of the foregoing brands.

         PAR is also a long-standing government contractor, developing advanced prototype and operational systems for the Department of Defense and other governmental agencies. Additionally, PAR provides information technology and communications support services to the U.S. Navy and U.S. Air Force. PAR focuses its computer-based system design services on providing high quality technical products and services, ranging from experimental studies to advanced operational systems, within a variety of areas of research, including radar, image and signal processing, logistics management systems, and geospatial services and products. With more than 25 years in this business, PAR's government engineering service segment provides management and engineering services that span disciplines ranging from advanced research and development to facilities operation and management. In addition, through government-sponsored research and development, PAR has developed technologies with relevant commercial uses. The Company's Point-of-Sale technology was derived from research and development regarding micro-chip processing technology, sponsored by the Department of Defense.

         Our common stock is traded on the New York Stock Exchange under the symbol "PTC." Our corporate headquarters offices are located at PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991; telephone number
(315) 738-0600. Our website address is http://www.partech.com. Information contained on our website is not part of this prospectus.

         The terms "we," "our," and "us" refer to PAR Technology Corporation and its wholly-owned subsidiaries, unless the context suggests otherwise.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IN EVALUATING OUR BUSINESS AND BEFORE YOU DECIDE TO BUY OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

A DECLINE IN THE VOLUME OF PURCHASES MADE BY ANY ONE OF OUR MAJOR CUSTOMERS WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         A small number of customers has historically accounted for a majority of our net revenues in any given fiscal period. For the fiscal years ended December 31, 2002, 2001 and 2000, aggregate sales to our top two restaurant segment customers, McDonald's and Yum! Brands, amounted to 51%, 51% and 56%, respectively, of net revenues. No customer is obligated to make any minimum level of future purchases from us or to provide us with binding forecasts of product purchases for any future period. In addition, major customers may elect to delay or otherwise change the timing of orders in a manner that could adversely effect quarterly and annual results of operations. There can be no assurance that our current customers will continue to place orders with us, or that we will be able to obtain orders from new customers.

AN INABILITY TO PRODUCE NEW PRODUCTS THAT KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS AND CHANGING MARKET CONDITIONS COULD RESULT IN A LOSS OF MARKET SHARE.

         The products we sell are subject to rapid and continual technological change. The products that are available from our competitors have increasingly offered a wider range of features and capabilities. We believe that in order to compete effectively we must provide compatible systems incorporating new technologies at competitive prices. There can be no assurance that we will be able to continue funding research and development at levels sufficient to enhance our current product offerings, or will be able to develop and introduce on a timely basis new products that keep pace with technological developments and emerging industry standards and address the evolving needs of customers. There can also be no assurance that we will not experience difficulties that will result in delaying or preventing the successful development, introduction and marketing of new products in our existing markets, or that our new products and product enhancements will adequately meet the requirements of the marketplace or achieve any significant degree of market acceptance. Likewise, there can be no assurance as to the acceptance of our products in new markets, nor can there be any assurance as to the success of our penetration of these markets, or to the revenue or profit margins with respect to these products. If any of our competitors were to introduce superior software products at competitive prices, or if our software products no longer met the needs of the marketplace due to technological developments and emerging industry standards, our software products may no longer retain any significant market share. If this were to occur, we could be required to record a charge against capitalized software costs, which amounts to $2.1 million as of December 31, 2002.

WE DERIVE A PORTION OF OUR REVENUE FROM GOVERNMENT CONTRACTS, WHICH CONTAIN PROVISIONS UNIQUE TO PUBLIC SECTOR CUSTOMERS, INCLUDING THE GOVERNMENT'S RIGHT TO MODIFY OR TERMINATE THESE CONTRACTS AT ANY TIME.

         For the fiscal years ended December 31, 2002, 2001 and 2000, we derived 28%, 27% and 25%, respectively, of our net revenues from contracts to provide technical products and services to United States government agencies and defense contractors. Contracts with United States government agencies typically provide that such contracts are terminable at the convenience of the government. If the government terminated a contract on this basis, we would be entitled to receive payment for our allowable costs and, in general, a proportionate share of our fee or profit for work actually performed. Most U.S. government contracts are also subject to modification or termination in the event of changes in funding. As such, we may perform work prior to formal authorization, or the contract prices may be adjusted for increased work scope or change orders. Termination or modification of a substantial number of our U.S. government contracts could have a material adverse effect on our business, financial condition and results of operations. The Company does not anticipate any impact due to the current world crisis on our current contracts.

         We perform work for the United States government pursuant to firm fixed-price, cost-plus fixed fee, time-and-material, and incentive-type prime contracts and subcontracts. The majority of our government contracts are either firm fixed-price or cost-plus fixed fee contracts. Approximately 54% of the revenue that we derived from government contracts for fiscal year 2002 came from firm fixed-price or time-and-material contracts. The balance of the revenue that we derived from government contracts in 2002 primarily came from cost-plus fixed fee contracts. Most of our contracts are for one-year to five-year terms, and all of the revenue that we derive from government contracts is derived from funded contracts.

         While firm fixed-price contracts allow us to benefit from cost savings, they also expose us to the risk of cost overruns. If the initial estimates we use for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our governmental contracts have provisions relating to cost controls and audit rights and, if we fail to meet the terms specified in those contracts, then we may not realize their full benefits. Our ability to manage costs on these contracts may effect our financial condition. Lower earnings caused by cost overruns would have an adverse effect on our financial results.

         Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost-plus fixed fee contracts, we are reimbursed for allowable costs and paid a fixed fee. However, if our costs under either type of contract exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all of our costs.

         Under each type of contract, if we are unable to control costs we incur in performing under the contract, our financial condition and operating results could be materially adversely affected. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

WE FACE EXTENSIVE COMPETITION IN THE MARKETS IN WHICH WE OPERATE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES.

         There are currently five major suppliers who offer restaurant management systems similar to ours. Some of these competitors are larger than we are and have access to substantially greater financial and other resources than we do, and consequently may be able to obtain more favorable terms than we can for components and subassemblies incorporated into their restaurant technology products. The rapid rate of technological change in the restaurant market makes it likely that we will face competition from new products designed by companies not currently competing with us. Such products may have features not currently available on our restaurant products. We believe that our competitive ability depends on our total solution offering, our product development and systems integration capability, our direct sales force and our customer service organization. There is no assurance, however, that we will be able to compete effectively in the restaurant technology market in the future.

         Our government contracting business has been focused on niche offerings, primarily signal and image processing and engineering services. Many of our competitors are, or are subsidiaries of, companies such as Lockheed-Martin, Raytheon, Northrop-Grumman (which includes Litton-PRC-TASC), BAE, Boeing and SAIC. These companies are larger and have substantially greater financial resources than we do. We also compete with smaller companies that target particular segments of the government market. These companies may be better positioned to obtain contracts through competitive proposals. Consequently, there are no assurances that we will continue to win government contracts as a prime contractor or subcontractor.

WE MAY NOT BE ABLE TO MEET THE UNIQUE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT RELATE TO OUR INTERNATIONAL OPERATIONS, WHICH MAY LIMIT THE GROWTH OF OUR BUSINESS.

         For the years ended December 31, 2002, 2001 and 2000, our net revenues from sales outside the United States were 11%, 14% and 19%, respectively, of the Company's net revenues. We anticipate that international sales will continue to account for a significant portion of sales. We intend to continue to expand our operations outside the United States and to enter additional international markets, which will require significant management attention and financial resources. Our operating results are subject to the risks inherent in international sales, including, but not limited to, regulatory requirements, political and economic changes and disruptions, geopolitical disputes and war, transportation delays, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render our products less competitive relative to local product offerings, or could result in foreign exchange losses, depending upon the currency in which we sell our products. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our operating results. In 2002, less than 1% of the Company's revenues was from customers in the Middle East. Therefore, the current instability in that region is not expected to have a material impact on the results of operations in 2003.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, further delays in new product introduction, risks in technology development and commercialization, risks in product development and market acceptance of and demand for our products, risks associated with foreign sales, risks associated with high customer concentration, risks associated with government contracts, and other risks detailed in our filings with the Securities and Exchange Commission. See "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." The principal purpose of this offering is to effect an orderly disposition of the shares of our common stock being offered and sold from time to time by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the number of shares of common stock that the selling stockholders own as of such date, the number of shares of common stock owned by the selling stockholders that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by the selling stockholders assuming the sale of all of the shares offered hereby. There can be no assurance that the selling stockholders will sell all or any of the shares registered hereunder as the stockholders may sell all or part of their shares pursuant to this prospectus.

                                              SHARES BENEFICIALLY              SHARES            SHARES BENEFICIALLY
                                            OWNED PRIOR TO OFFERING            OFFERED          OWNED AFTER OFFERING
                                          ---------------------------        PURSUANT TO     --------------------------
SELLING STOCKHOLDER                       NUMBER (1)      PERCENT (2)      THIS PROSPECTUS   NUMBER (1)     PERCENT (2)
-------------------                       ----------      -----------      ---------------   ----------     -----------
E*Capital Corporation (3)(4)               339,449            3.41%            270,249         69,600            *

Edward W. Wedbush (3)(5)                   164,770            1.65%            113,270         51,500            *

Gary S. Siperstein and Mynde S.            201,000            2.02%             53,000        148,000          1.49%
Siperstein (6)

Gary S. Siperstein (6)(7)                  420,200            4.22%                  0        420,200          4.22%

S. Harry Siperstein                         45,000              *               22,000         23,000            *

Charles H. Tanner (8)                       37,000              *               25,000         12,000            *

John P. Feighner and Anne C.                10,000              *                4,000          6,000            *
Feighner Trustees - Feighner Family
Trust

Gregory W. Davis                             3,000              *                3,000              0            *

Thomas Flanagan                              3,000              *                3,000              0            *

Raymond Wedbush                              3,000              *                3,000              0            *

Triangle Education Foundation                3,000              *                3,000              0            *

Maria Del Carmen Rivera                      1,500              *                1,500              0            *

Ray T. Sparling                              1,500              *                1,500              0            *

Lisa Marie                                   1,500              *                1,500              0            *

Robert P. Meinberg                           1,500              *                1,500              0            *

Jennifer McJunkin                            1,000              *                1,000              0            *

Joan Marie Wedbush                           1,000              *                1,000              0            *

Vardui Gezalyan                                500              *                  500              0            *

* Represents less than 1% of the outstanding shares.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2) Percentages are calculated based on 9,966,068 shares of common stock outstanding as of January 12, 2004.

(3) E*Capital Corporation and Edward W. Wedbush have reported their holdings as a group on a Report of Beneficial Ownership on Schedule 13G. E*Capital Corporation is the parent company of Wedbush Morgan Securities, Inc. Mr. Wedbush is the chairman of E*Capital Corporation and owns a majority of its outstanding shares. Accordingly, Mr. Wedbush may be deemed the beneficial owner of shares owned by E*Capital Corporation. However, Mr. Wedbush has disclaimed beneficial ownership of the shares held by E*Capital Corporation. Edward Wedbush, John Matise and Eric Wedbush are officers and/or directors of E*Capital Corporation and may be deemed to have voting or dispositive control over shares held by E*Capital Corporation or certain affiliates of E*Capital Corporation.

(4) Includes 14,000 shares held by Wedbush Morgan Securities, Inc., 12,000 shares held by Wedbush Capital Corp., and 12,000 shares held by Wedbush Leasing, Inc.

(5) Includes 78,670 shares held by Edward W. Wedbush as trustee for the Wedbush Morgan Securities, Inc. Employee Profit Sharing Retirement Plan.

(6) Excludes 3,500 shares held by Gary S. Siperstein as custodian for his minor children or in a charitable foundation controlled by his family, as to which Gary S. Siperstein and Mynde S. Siperstein disclaim beneficial ownership.

(7) Shares held by clients of Eliot Rose Asset Management, LLC, an investment advisory firm registered under section 203 of the Investment Advisers Act of 1940 and of which Mr. Siperstein is the principal. As such, Mr. Siperstein may be deemed to be the beneficial owner of these shares by reason of his shared investment power. Mr. Siperstein disclaims beneficial ownership of all of these shares.

(8)  Includes 2,500 shares held by Estelle D. Tanner, who is the wife of Charles
     H. Tanner.

----------------

         On December 3, 2002, we sold, pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, an aggregate of 383,019 shares of our common stock and J. Whitney Haney sold, pursuant to Section 4(1) of the Securities Act of 1933, as amended, for his personal account 125,000 shares of our common stock to the selling stockholders at $5.30 per share for an aggregate consideration of $2,692,500.70 in a private placement. These sales were consummated in connection with certain stock purchase agreements entered into by each of the selling stockholders (or their nominees) and us, which agreements contained terms typical to transactions of that nature, including representations made by the Company as to due authorization, valid issuance, non-contravention, capitalization and litigation. We are filing this registration statement to register, and the selling stockholders are offering, for public sale these 508,019 shares of our common stock currently held by the selling stockholders.

         The selling stockholders have represented to us in their respective stock purchase agreements or in letters of representation provided to the Company by the investors that they acquired the shares as principal for their own accounts, for investment and not with a view to, or for resale in connection with, any distribution or public offering of the shares in violation of the Securities Act of 1933, as amended. At the time of their purchase on December 3, 2002, neither E*Capital nor Mr. Wedbush had any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities purchased from PAR or Mr. Haney. In recognition of the fact, however, that the selling stockholders may want to be able to sell the shares when, and if, they consider it appropriate, in connection with the stock purchase agreements by and among the selling stockholders and us, we agreed to file this registration statement with the Securities and Exchange Commission to effect the registration of the resale of the 508,019 shares of common stock under the Securities Act and to use our reasonable best efforts to keep this registration statement effective until the earliest of (i) the date on which all of the shares have been sold, (ii) the first date on which all of the then remaining unsold shares are able to be sold within a 90-day period pursuant to Rule 144 of the Securities Act, or (iii) December 3, 2004. In connection with the stock purchase agreements, we entered into a Registration Rights Agreement to which each of the selling stockholders (or their nominees) became a party. This agreement contains terms and provisions typical of agreements of its nature, including granting the selling stockholders the right to require us to file additional Registration Statements on Form S-3 and the right to require that their shares be covered by other Registration Statements that we may subsequently file.

         Except as noted above and based on representations by the selling stockholders, to the best of our knowledge, no selling stockholder had a material relationship with us or any of our affiliates within the three-year period ending on the date of this prospectus.

                              PLAN OF DISTRIBUTION

         The shares of our common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders for their own account. The term "selling stockholders" includes permitted pledgees, donees, transferees, designees, beneficiaries, distributees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder. In addition, certain of the selling stockholders are corporations or partnerships that may, in the future, distribute their shares to their shareholders or partners, respectively. Those shares may later be sold by those shareholders or partners.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the New York Stock Exchange, or other exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales effected after the filing of the registration statement of which this prospectus is a part;

         - cross trades or block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -        in privately negotiated transactions;

         -        in options transactions;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales affected through agents;

         -        any combination of the foregoing practices; or

         -        any other lawful method.

         In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any profits realized by the selling stockholders and compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in their ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

         We, together with J. Whitney Haney, who sold shares to one of the selling stockholders in connection with our private placement of our shares, have agreed to pay the fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

         We have agreed to use our best efforts to maintain the effectiveness of this registration statement of which this prospectus forms a part until the earliest of (i) the date on which all of the shares have been sold, (ii) the date on which all of the then remaining unsold shares are able to be sold within a 90-day period pursuant to Rule 144 of the Securities Act of 1933, as amended, or (iii) December 3, 2004. We may suspend the selling stockholders' rights to resell shares under this prospectus.

         Our common stock is traded on the New York Stock Exchange under the symbol "PTC." The Transfer Agent and Registrar for our shares of common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares of common stock covered by this prospectus:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

         2. Our Periodic Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

         3. Our Periodic Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

         4. Our Periodic Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

         5.       Our Current Report on Form 8-K, filed on August 27, 2003;

         6.       Our Current Report on Form 8-K, filed on October 14, 2003; and

         7. The description of our common stock contained in the section entitled "Description of New PAR Capital Stock" contained in
                  Exhibit 28 to our Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on August 23, 1993, pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         We will provide, without charge, a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request. Requests for copies of this information should be directed to Investor Relations, PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, NY 13413-4991, telephone number (315) 738-0600. Our website is http://www.partech.com. Information contained on our website is not a part of this prospectus.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

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                                 508,019 SHARES

                           PAR TECHNOLOGY CORPORATION

                                  COMMON STOCK

                             -----------------------

                                   PROSPECTUS

                                January 23, 2004

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